Exhibit 99.1

Equity One, Inc.	For additional information at the Company:
1600 NE Miami Gardens Drive	Howard Sipzner, EVP and CFO
North Miami Beach, FL 33179	Feryal Akin, Corporate Communications
305-947-1664
FOR IMMEDIATE RELEASE:
Equity One Closes $275 Million Unsecured Revolving Credit Facility
NORTH MIAMI BEACH, FL; January 17, 2006 — Equity One, Inc. (NYSE:EQY), an owner, developer and operator of community and neighborhood shopping centers located in the southern and northeastern United States, announced today that it has closed a $275 million three-year unsecured revolving credit facility with Wells Fargo Bank serving as Administrative Agent and Sole Lead Arranger. Borrowings under the facility are priced off a ratings grid with the initial pricing set at LIBOR plus 80 basis points based on Equity One’s Moody’s and S&P senior unsecured ratings of Baa3 (positive outlook) and BBB-, respectively. The new facility replaces Equity One’s existing $340 million unsecured revolving credit facility and has an initial outstanding balance of $137.5 million at the closing.
The new facility provides borrowing availability based on a pool of unencumbered and encumbered assets as well as certain marketable securities. Besides Wells Fargo, the other returning lenders from the former facility are Wachovia Bank and Suntrust Bank as Co-Syndication Agents, PNC Bank and JP Morgan Chase Bank as Co-Documentation Agents and Deutsche Bank Trust Company, Comerica Bank and Israel Discount Bank of New York. The new lenders are Bank of America, Harris Nesbitt (Bank of Montreal) and Branch Banking & Trust Co. as Managing Agents and Eurohypo AG New York Branch, UFJ Bank Ltd., First Horizon, Regions Bank and Chang Hwa Commercial Bank.
“We are pleased to complete this $275 million unsecured revolving credit facility with Wells Fargo,” stated Howard M. Sipzner, Executive Vice President and Chief Financial Officer of Equity One, “and welcome the participation of a fine group of existing and new lenders. This facility is a key component of our overall financial strategy emphasizing financial flexibility, moderate corporate leverage, an increasing reliance on unsecured debt and industry leading credit statistics. The facility’s reduced size provides lower origination and ongoing costs, and underscores our commitment to greater use of fixed rate debt. A strong balance sheet and ample access to multiple sources of capital at attractive pricing and terms will enable us to continue to pursue a variety of rewarding shopping center and retail investment opportunities.”
About Equity One, Inc.
Equity One is a leading real estate investment trust that principally acquires, renovates, develops and manages neighborhood and community shopping centers anchored by national and regional supermarket chains and other necessity-oriented retailers such as drug stores or discount retail stores. Our 20.0 million square foot portfolio consists of 194 properties encompassing 127 supermarket-anchored shopping centers, seven drug store-anchored shopping centers, 49 retail-anchored shopping centers, six development parcels and five non-retail properties, as well as a non-controlling interest in one unconsolidated joint venture. For additional information, please visit our web site at http://www.equityone.net.
Forward Looking Statements
Certain matters discussed in this press release constitute forward-looking statements within the meaning of the federal securities laws. Although Equity One believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that these expectations will be achieved. Factors that could cause actual results to differ materially from current expectations include changes in macro-economic conditions; the demand for retail space in Florida, Texas, Georgia, Massachusetts and the other states in which Equity One owns properties; the financial condition of Equity One’s current and prospective tenants; supply conditions in Equity One’s markets; the availability of properties for acquisition; the timing and financial impact of developments and redevelopments; the timing and results of property dispositions; the lease-up of vacant space; the effects of natural and other disasters; the integration of the operations and systems of acquired companies and properties; and other risks, which are described in Equity One’s filings with the Securities and Exchange Commission.